                          SUPPLEMENTAL BENEFITS PLAN
                                      OF
                          BETHLEHEM STEEL CORPORATION
                           AND SUBSIDIARY COMPANIES
                     AS AMENDED THROUGH SEPTEMBER 20, 1995



  WHEREAS the Employee Retirement Income Security Act of 1974 (the "Act") imposes dollar limitations on the annual retirement benefit payment to an individual after December 31, 1975, under qualified pension plans, such as the Pension Plan of Bethlehem Steel Corporation and Subsidiary Companies and the Bethlehem Railroad Subsidiaries Pension Plan (collectively and individually, the "Pension Plan"); and

  WHEREAS Bethlehem Steel Corporation ("Bethlehem") amended the Pension Plan to conform to the limitations of the Act, and such amendment (the "Pension Plan Amendment") reduced, after December 31, 1975, the benefits which certain employees and former employees (and co-pensioners and surviving spouses) of Bethlehem and any other Employing Company, as such term is defined in the Pension Plan, would otherwise be entitled to receive under the Pension Plan; and

  WHEREAS Bethlehem has adopted a plan (the "Excess Plan") which provides that all employees shall receive retirement benefits of the same amount they would have received under the Pension Plan were it not for the Pension Plan Amendment; and

  WHEREAS Bethlehem recognizes that, in the case of certain key employees, the retirement benefits calculated under the Pension Plan and the Excess Plan either do not reflect the benefit that Bethlehem derives from the experience of such key employees
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gained prior to their employment by Bethlehem or are not appropriate for the positions with Bethlehem held by such key employees and therefore desires to provide for the adjustment of such retirement benefits in appropriate cases.

  NOW, THEREFORE, in consideration of past and future services of such affected key employees, Bethlehem agrees to be legally bound as follows:

  1.   Whenever used herein:

  (a)  "Board" means the Board of Directors of Bethlehem.

  (b) "Key Employee" means any person who at any time before the termination of this Supplemental Benefits Plan ("Plan") shall be a full-time salaried employee of Bethlehem or any other Employing Company which shall have adopted this Plan who, in the opinion of the Board or any Committee of the Board to which it may delegate its powers under this Plan, shall serve in an executive or other key capacity with Bethlehem or such Employing Company and who, while so employed, shall be (or upon the completion of the requisite minimum period of employment would be eligible to be) a participant in the Pension Plan.

  (c) "Lump-Sum Payment" means a payment to a Key Employee pursuant to the provisions of paragraph 4 hereof in an amount equal to the sum of that portion of the special payment that would otherwise be payable to such Key Employee under paragraph 2 hereof and the equivalent actuarial value, as determined by the Board or any Committee of the Board to which it may delegate its powers under this Plan, of the
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                                      -3-

amounts which would otherwise become payable to such Key Employee or to the co-pensioner or surviving spouse of such Key Employee, as the case may be, under said paragraph 2.

  (d) "Partial Lump-Sum Payment" means a payment to a Key Employee pursuant to provisions of paragraph 4 hereof in an amount equal to the sum of that portion of the special payment that would otherwise be payable to such Key Employee under paragraph 2 hereof and the equivalent actuarial value, as determined by the Board or any Committee of the Board to which it may delegate its powers under this Plan, of the amounts which would otherwise become payable to such Key Employee under said paragraph 2.

  (e) "Periodic Payments" means payments under the Pension Plan or the Excess Plan after retirement or payments under this Plan after retirement that are other than a Lump-Sum Payment or a Partial Lump-Sum Payment.

  (f) "Retirement Account Balance" means the account maintained under the Pension Plan for participants who, as of May 31, 1989, had an account balance under the Retirement Account for Salaried Employees of Bethlehem Steel Corporation and Subsidiary Companies.

  2. Bethlehem will pay, or cause to be paid, to a Key Employee selected, in its sole discretion, by the Board or any Committee of the Board to which it may delegate its powers under this Plan, or to the co-pensioner or surviving spouse of such
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Key Employee, as the case may be, who shall receive payments under the
Pension Plan (or who would have received such payments if such Key Employee had completed the requisite minimum period of continuous service), an amount which shall be equivalent to the excess, if any, of (a) the aggregate amount such Key Employee, co-pensioner or surviving spouse would have received under the Pension Plan and the Excess Plan in respect of each calendar year, taking into account all provisions of the Pension Plan and the Excess Plan as from time to time in effect and which would have been applicable to such Key Employee, co-pensioner or surviving spouse after taking into account any adjustments of the calculation of such amount approved by the Board or such Committee pursuant to paragraph 3 hereof, over (b) the amount such Employee, co-pensioner or surviving spouse shall have received under the Pension Plan and the Excess Plan in respect of such year; provided, however, that for purposes of this paragraph 2, the amount
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received under the Pension Plan or Excess Benefit Plan shall refer to the amount received or which would have been received based on an election to forego the distribution of the Key Employee's Retirement Account Balance under the Pension Plan.

  Periodic Payments under this Plan shall be made at approximately the same time as Periodic Payments are or would have been made to such Key Employee, co-pensioner or surviving spouse under the Pension Plan and the Excess Plan and a Lump-Sum Payment or Partial Lump-Sum Payment shall be made under this Plan only if authorized in accordance with the provisions of paragraph 4 hereof.
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                                      -5-

  3. (a) For the purpose of calculating the amount of the payments to be made under paragraph 2 hereof, the Board or any Committee of the Board to which it may delegate its powers under this Plan may in its sole discretion authorize one or more of the following adjustments of the calculation of the amount that would have been paid to a Key Employee or the co-pensioner or surviving spouse of a Key Employee under the Pension Plan and the Excess Plan:

          (i) as provided in subparagraph (b) of this paragraph 3, add to the years of continuous service of any Key Employee such period of years and months as the Board or such Committee shall determine as properly representing the experience of such Key Employee prior to becoming employed by Bethlehem or any other Employing Company, including, if the Board or such Committee shall so determine, experience in a prior employment with Bethlehem or any other Employing Company which shall not be creditable under the Pension Plan because of a break in continuous service, or

          (ii) waive or reduce the 15 years' continuous service requirement of the Pension Plan governing eligibility for a Surviving Spouse's Benefit, or

          (iii) for a Key Employee who shall have had at least ten years of continuous service (or such lesser period as the Board or
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                                      -6-

       such Committee may provide), establish a minimum percentage, not in excess of 50%, to be applied in calculating the percent pension of such Key Employee pursuant to the Pension Plan, or

          (iv) establish an alternative basis for calculating the average monthly earnings of a Key Employee in lieu of the provisions of the Pension Plan, or

          (v) establish an alternative basis for calculating the regular pension amount of the Key Employee in lieu of the provisions of Paragraph
       3.3 of the Pension Plan.

  (b) For the purpose of clause (i) of subparagraph (a) of this paragraph 3, in selecting Key Employees whose prior experience shall be credited in calculating continuous service and in determining the portion of the period of such prior experience (not to exceed all such period) which shall be so credited, the Board or such Committee may take into account the loss or reduction of any pension or retirement benefit (from prior employers or otherwise) incurred by a Key Employee by reason of his employment by Bethlehem, the amounts otherwise payable by Bethlehem under the Pension Plan and the Excess Plan, if any, in the absence of a credit for such experience, the extent to which Bethlehem shall have benefited or shall expect to benefit from the prior experience of such Key Employee and such other factors that the Board or such Committee shall deem relevant under the circumstances. The amount of the increase in the payments that would
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                                      -7-

be made to a Key Employee or the co-pensioner or surviving spouse of a Key Employee as a result of the credit for prior experience pursuant to said clause (i) may be reduced (but not below zero) by the amount, as determined by the Board or such Committee, of any corresponding payment from any pension or retirement benefit plan of a prior employer of such Key Employee, if and to the extent that service with such employer shall be included in the period of prior experience which is being credited pursuant to said clause (i).

  (c) The adjustments under clauses (i) through (v) of subparagraph (a) of this paragraph 3 shall be available only in the event of Normal Retirement or Permanent Incapacity Retirement (as such terms are defined in the Pension Plan) or the death of such Key Employee while he shall be employed by Bethlehem or the termination of his employment prior to Normal Retirement with the approval of the Board or such Committee (which approval may be granted at any time prior to or after such termination and, if granted prior to termination, may, but need not be, subject to such conditions as the Board or Committee deem appropriate).

  4. Bethlehem may make, or cause to be made, to such Key Employee a Lump-Sum Payment or a Partial Lump-Sum Payment in lieu of amounts otherwise payable under paragraph 2 hereof. A Lump-Sum Payment or a Partial Lump-Sum Payment under this Plan may be made only if the Board or any Committee of the Board to which it may delegate its powers under this Plan shall, in its sole discretion, so authorize such a payment.
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                                      -8-

  A Lump-Sum Payment and a Partial Lump-Sum Payment under this Plan shall be based on such tables and interest rates as may be adopted from time to time for such purposes by the Board or any Committee of the Board to which it may delegate its power under this Plan. A Partial Lump-Sum Payment under this Plan shall not include the co-pensioner or surviving spouse's benefit.

  5. A Key Employee or the co-pensioner or surviving spouse of such Key Employee shall not be entitled to any further benefits under this Plan if a Lump-Sum Payment shall be made to him under this Plan. A Key Employee shall not be entitled to any further benefits under this Plan if a Partial Lump-Sum Payment shall have been made under this Plan.

  6. Increases to Periodic Payments being paid under this Plan to a Key Employee or the surviving spouse of such Key Employee may be granted at such times and in such amounts as the Board, or any Committee of the Board to which it may delegate its power under this Plan, may, in its sole discretion, determine. Any such increase granted to a Key Employee shall be taken into account in determining the amount payable, if any, to the surviving spouse of such Key Employee.

  7. If payments are authorized to be made hereunder to a Key Employee or the co-pensioner or surviving spouse of such Key Employee, Bethlehem or an Employing Company, as the case may be, shall be under a contractual obligation to make such payments hereunder when due, and the method of making provisions for such payments (which may include the purchase of annuities or the establishment of one or
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                                      -9-

more trusts or providing letters of credit or other security arrangements) shall be solely in the discretion of the Board or any Committee of the Board to which it may delegate its power under this Plan. To the extent that benefits otherwise payable under this Plan are paid to a Key Employee or the co-pensioner or surviving spouse of such Key Employee from a life insurance trust or otherwise in a manner determined to permit such person to receive a benefit under such arrangement which, on an after-tax basis, is reasonably equivalent to what such person would receive on an after-tax basis if payments under this Plan were made directly by Bethlehem or an Employing Company when due, the obligation of Bethlehem or an Employing Company under this Plan shall be correspondingly reduced.

  8. Nothing contained herein shall affect the right of a Key Employee to participate in and receive benefits under and in accordance with any pension, profit sharing, incentive compensation or other benefit plan or program of Bethlehem or its subsidiaries or affiliates.

  9. This Plan shall continue in force with respect to any Key Employee until the termination of the right of such Key Employee or the co-pensioner or surviving spouse of such Key Employee to receive benefits under this Plan, and shall be binding upon any successor to substantially all the assets of Bethlehem. Bethlehem may, however, at any time, terminate this Plan with respect to individuals who thereafter shall first become employed by Bethlehem or any other Employing Company. Bethlehem may also, at any time, amend this Plan retroactively or otherwise if and to the extent that such action
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                                     -10-

shall be deemed appropriate in light of government regulations or other legal requirements. Except as may otherwise be required by law, no amendment (including any termination) of this Plan shall adversely affect any benefits to any individual (including the right to receive future payments) previously granted hereunder to such individual.

  10. No right or interest of a Key Employee or the co-pensioner or surviving spouse of a Key Employee under this Plan shall be subject to voluntary or involuntary alienation, assignment or transfer of any kind.

  11. The administration of this Plan shall be the responsibility of Bethlehem. Decisions of Bethlehem and its Board or any Committee of the Board to which it may delegate its powers under this Plan shall be final and binding upon any Employing Company which shall have adopted this Plan, all employees of such Employing Company and their co-pensioners and surviving spouses.

  12. If any payment to be made under this Plan is to be made to a Key Employee or the co-pensioner or surviving spouse of such Key Employee who was employed by an Employing Company which shall have adopted this Plan, other than Bethlehem, the cost of such payment shall be borne in such proportions as Bethlehem and such Employing Company shall agree.

  13. This Plan shall be construed, regulated and administered for all purposes according to the laws of the State of Delaware.
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                                     -11-

  IN WITNESS WHEREOF, Bethlehem has caused this Plan, as amended, to be duly adopted and executed by its duly authorized officers and its corporate seal to be affixed hereto as of the 20th day of September, 1995.

                                              BETHLEHEM STEEL CORPORATION

                                              By

                                               /s/ Curtis H. Barnette
                                              ----------------------------------

                                                     Chairman



Attest:


 /s/ R.G. Masters
--------------------------------------
  Assistant Secretary